EXHIBIT 21

SCHEDULE OF SUBSIDIARIES OF KNAPE & VOGT MANUFACTURING COMPANY

Knape & Vogt Canada, Inc. (organized under the laws of Ontario, Canada)

Feeny Manufacturing Company (organized under the laws of Michigan)